News Release

HOPE BANCORP DECLARES QUARTERLY CASH DIVIDEND OF $0.14 PER SHARE

LOS ANGELES - July 24, 2023 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE) today announced that its Board of Directors declared a quarterly cash dividend of $0.14 per common share. The dividend is payable on or about August 17, 2023 to all stockholders of record as of the close of business on August 3, 2023.

Investor Conference Call

The Company previously announced that it will host an investor conference call on Monday, July 24, 2023 at 9:30 a.m. Pacific Time / 12:30 p.m. Eastern Time to review unaudited financial results for its second quarter ended June 30, 2023. Investors and analysts are invited to access the conference call by dialing 866-235-9917 (domestic) or 412-902-4103 (international) and asking for the “Hope Bancorp Call.” A presentation to accompany the earnings call will be available at the Investor Relations section of Hope Bancorp’s website at www.ir-hopebancorp.com. Other interested parties are invited to listen to a live webcast of the call available at the Investor Relations section of Hope Bancorp’s website. After the live webcast, a replay will remain available at the Investor Relations section of Hope Bancorp’s website for one year. A telephonic replay of the call will be available at 877-344-7529 (domestic) or 412-317-0088 (international) for one week through July 31, 2023, replay access code 8610354.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. (NASDAQ: HOPE) is the holding company of Bank of Hope, the first and only super regional Korean American bank in the United States with $20.37 billion in total assets as of June 30, 2023. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 53 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Alabama, and Georgia. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, New York City, Northern California and Houston; commercial loan production offices in Northern California, Seattle and Tampa, Fla.; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate lending, commercial and industrial lending, SBA lending, and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

Contacts:

Julianna Balicka    Angie Yang
EVP & Chief Financial Officer    SVP, Director of Investor Relations & Corporate Communications
213-235-3235    213-251-2219
julianna.balicka@bankofhope.com     angie.yang@bankofhope.com

# # #